Exhibit 99(h)(14)(ii)

AMENDMENT TO

EXPENSE LIMITATION AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of November 1, 2017, between RBC Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of RBC BlueBay High Yield Bond Fund (formerly RBC BlueBay Global High Yield Bond Fund) (the “Fund”), and RBC Global Asset Management (U.S.) Inc., a Minnesota Corporation (“RBC GAM US”).

WHEREAS, the Trust and RBC GAM US have entered into an amended and restated expense limitation agreement dated December 14, 2016 (the “Agreement”), and

WHEREAS, the Trust and RBC GAM US wish to again amend the Agreement to reflect the extension of the expense limit of the Fund.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	The expense limit for Class A Shares of 0.82% and for Class I Shares of 0.57% for the Fund be extended until January 31, 2019.

2.	The Agreement, as modified herein, and any amendments shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement or its amendments, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:	/s/ Kathleen A. Gorman
Name:	Kathleen A. Gorman
Title:	President

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Carol Kuha
Name:	Carol Kuha
Title:	Chief Operating Officer